Exhibit 99.1

Ethan Allen Comments on Business

DANBURY, Conn.--(BUSINESS WIRE)--March 2, 2010--Ethan Allen Chairman and CEO, Farooq Kathwari, will present at the Raymond James Annual Institutional Investor Conference in Orlando, Florida on March 9, 2010. This presentation will be webcast and can be accessed via the Company website at ethanallen.com.

In anticipation of questions about current business trends, Ethan Allen announced today that written sales (orders) for the two months ended February 28, 2010, have increased approximately 25% over prior year.

Farooq Kathwari, Chairman and CEO commented, “We are pleased that our marketing programs that focus on projecting our value proposition of style, quality, and design services together with significant savings are driving traffic to our design centers. This increase in traffic is resulting in higher written orders than we have seen in some time. It is important to keep in mind that for the most part, orders taken in this period will be delivered and reported as sales in our fourth fiscal quarter ending June 30, 2010.”

Mr. Kathwari continued, “As we discussed during the last quarterly analyst call, improvements in written orders is the first step toward improved delivered sales and profitability. We continue to work through the challenges of consolidating our manufacturing operations while converting our wooden product offerings to custom and more recently the significant ramping up of domestic production capacity.”

Mr. Kathwari added, “We are very pleased with the recent significant increase in written sales, however macro economic conditions continue to be challenging. While optimistic about the potential financial results for our fourth fiscal quarter ending June 30, 2010, we remain cautious given the many operational challenges being managed.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 284 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer